Exhibit 10.7

Certain confidential information contained in this document, marked by brackets and asterisks ([* * *]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF TRANSITION DISTRIBUTION SERVICES AGREEMENT

BY AND AMONG

3M COMPANY,

GARDEN SPINCO CORPORATION

AND

NEOGEN CORPORATION

DATED AS OF [           ]

TRANSITION DISTRIBUTION SERVICES AGREEMENT

This TRANSITION DISTRIBUTION SERVICES AGREEMENT (this “Agreement” or “TDSA”), dated as of [               ], 2022 (the “Effective Date”), is entered into by and among 3M Company, a Delaware corporation (the “Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”), and Neogen Corporation, a Michigan corporation (“Parent” and, together with the Company and SpinCo, the “Parties,” and each, individually, a “Party”).

RECITALS

WHEREAS, Parent, the Company, SpinCo, and Nova RMT Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are parties to that certain Separation and Distribution Agreement, dated as of December 13, 2021 (the “Separation Agreement”), and that certain Agreement and Plan of Merger, dated as of December 13, 2021 (the “Merger Agreement” and, together with the Separation Agreement, the “Separation and Merger Agreements”);

WHEREAS, pursuant to the Separation and Merger Agreements, (i) the Company has agreed to transfer, and cause its Subsidiaries to transfer, to the SpinCo Group, and SpinCo has agreed to assume from the Company and its Subsidiaries, the Transferred Assets and the Assumed Liabilities (the “Separation”), (ii) in exchange for the transfer of the Transferred Assets to (and the assumption of the Assumed Liabilities by) the SpinCo Group, the Company will receive from SpinCo a distribution of all of the issued and outstanding shares of capital stock of SpinCo (the “Distribution”), and (iii) shortly following the Distribution, Merger Sub has agreed to merge with and into SpinCo, with SpinCo as the surviving corporation of such merger (the “Merger”), in each case, pursuant to the terms and conditions of the Separation and Merger Agreements;

WHEREAS, this Agreement is a “Transaction Document” pursuant to the Separation and Merger Agreements;

WHEREAS, this Agreement is being entered into by the Parties (a) as a condition to the Closing and (b) in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the Separation and Merger Agreements; and

WHEREAS, consistent with Parent’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the Separation and Merger Agreements, this Agreement sets forth the terms and conditions pursuant to which Parent desires the Company to act as its distributor and perform the Transition Distribution Activities, and the Company is willing to act as a distributor and provide the Transition Distribution Activities for Parent, for a limited period following the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1.     Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Separation and Merger Agreements, or, if no meanings are ascribed thereto in the Separation and Merger Agreements, in the Transition Services Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Agreed Upon Procedures” has the meaning set forth in Section 2.6(d).

“Additional Supported Products” has the meaning set forth in Section 3.2(b).

“Agreement” or “TDSA” has the meaning set forth in the introductory paragraph of this Agreement.

“Billings” means, with respect to any month during the Term, the Company’s or other relevant Service Provider Party’s invoices to Customers in such month for Products sold to such Customers.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Compensation” means the amount to which the Company or any relevant Subsidiary of the Company (if applicable) shall be entitled and retain in connection with the sale of Products to Customers pursuant to this Agreement which shall be determined on a monthly basis during the Term and shall be equal [* * *] percent ([* * *]%) of Net Sales of Products during the applicable month (i.e., Net Sales multiplied by [* * *]).

“Company Indemnified Parties” has the meaning set forth in Section 4.3(a).

“Confidential Information” has the meaning set forth in the Transition Services Agreement; provided, however, that the reference to Section 6.17 in such definition in the Transition Services Agreement shall instead refer to Section 6.17 of this Agreement.

“Cost of Goods Sold” or “COGS” means, with respect to Products, direct materials, labor, overhead, purchased services, freight, and drayage, and expensed engineering as recorded in the Company’s accounting systems relating to Net Sales within the applicable monthly Settlement Statement or Local Statement (if applicable). The Company will account for COGS related to Products in a manner consistent with the practices of the SpinCo Business in the twelve (12) months prior to the Closing Date applicable to such Products. If during the Term the Company makes material changes to such policies and practices, the Company will provide written notice to Parent of any such changes.

“Country(ies)” means (a) the certain country(ies) listed in Appendix A and (b) such other country(ies) added to this Agreement pursuant to Section 2.5(a).

“Covered Taxes” has the meaning set forth in Section 3.11(a).

“Customers” means Persons who (a) are active customers in the Company’s systems or have purchased Products of the SpinCo Business as operated by the Company or the Company’s Subsidiaries in the Country(ies) within the twelve (12) month period immediately prior to the Closing Date or (b) become customers or purchasers of Products in the Country(ies) after the Closing Date pursuant to Section 2.5(a), but shall not include the Company or any Subsidiaries of the Company.

“Demand Plan” means, with respect to any Supported Product, such plan customarily used by the SpinCo Business in the twelve (12) months prior to the Closing Date, and prepared in a manner and form materially consistent with the past practice of the SpinCo Business for developing demand plans for Supported Products in the twelve (12) months prior to the Closing Date, subject to adjustment annually or at any time during the Term by Customer.

“Disclosing Party” has the meaning set forth in Section 6.17.

“Dispute” has the meaning set forth in Section 6.10(a).

“Distribution” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Event of Force Majeure” has the meaning set forth in Section 6.2.

“Excluded Employees” has the meaning set forth in the Employee Matters Agreement.

“Exit Plan” has the meaning set forth in Section 6.19.

“Extension Period” has the meaning set forth in Section 5.1(a).

“Final Receivables Balance” means an amount equal to (a) the Receivables as of the day immediately preceding the issuance day of the final Settlement Statement or Local Statement (if applicable) pursuant to Section 2.6(a)(ii), minus (b) the Receivables Reserve.

“Gross Margin” means, with respect to any month during the Term, Net Sales during such month, minus COGS as recorded in the Company’s or relevant Service Provider Party’s accounting systems for such month.

“Gross Sales” means, with respect to any month during the Term, the aggregate gross amount of Billings to Customers pursuant to this Agreement during such month by the Company’s or relevant Service Provider Party’s reporting entity as recorded in accordance with applicable Law, before any on- or off-invoice deductions applicable to such Billings are applied thereto.

“Initial Supported Products Inventory – Retained” has the meaning set forth in Section 3.2(a).

“Initial TDSA Inventory” has the meaning set forth in Section 3.2(a).

“Initial TDSA Inventory – Transferred” has the meaning set forth in Section 3.2(a).

“Initial TDSA Inventory – Transferred Purchase Price” has the meaning set forth in Section 3.2(a)(i).

“Liable Parent Party” has the meaning set forth in Section 4.1(b).

“Local Statement” has the meaning set forth in the definition of Settlement Statement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Negotiation Period” has the meaning set forth in Section 6.10(a).

“Net Proceeds” means, with respect to any month, an amount equal to (a) Gross Margin during such month, minus (b) the Company Compensation for such month, minus (c) without duplication of any other amounts to the extent included in the calculation of Net Proceeds, any Operational Expenses for such month, minus (d) any Covered Taxes that the Company or the Company’s Subsidiaries are required by applicable Law to collect or pay, minus (e) any Taxes that the Company or the Company’s Subsidiaries are required by applicable Law to deduct or withhold pursuant to Section 3.11(b), minus (f) the Rebate Accrual (excluding any on or off-invoice deductions already reflected in the Gross Margin, minus (g) in the third-to-last month of the Term, the Section 3.9 Holdback, and, in the case of the final month of the Term which is the subject of the Settlement Statement or Local Statement (if applicable) pursuant to Section 2.6(a)(i), minus (h) the Receivables Reserve, and, in the case of the month which is subject to the final Settlement Statement or Local Statement (if applicable) pursuant to Section 2.6(a)(ii), minus (i) the Final Receivables Balance (if a positive amount) or, as the case may be, plus the absolute value of the Final Receivables Balance (if a negative amount), and plus (j) the Section 3.9 Credit (if applicable).

“Net Sales” means, with respect to any month during the Term, Gross Sales during such month, minus the aggregate net amount of any and all on- or off-invoice deductions applicable to such Gross Sales; provided, that, in no event will any particular amount be deducted more than once in calculating Net Sales.

“Non-Conforming Product” has the meaning set forth in Section 3.5.

“Operational Expenses” means expenses incurred by the Company or relevant Service Provider Party for the benefit of Parent with respect to Procured Goods and Services for the SpinCo Business pursuant to certain Supply Chain Services of the Transition Services Schedule (in Annex A, Supply Chain Services #1) of the TSA and reflected in COGS.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Indemnified Party” has the meaning set forth in Section 4.3(b).

“Party” or “Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Personnel Review Charges” has the meaning set forth in Section 2.6(d).

“Products” means (a) Supported Products and (b) the services of the SpinCo Business sold or made available to Customers by or on behalf of the SpinCo Business in the twelve (12) months prior to the Closing Date (including repair and maintenance service for and calibration of equipment of the SpinCo Business (to the extent and in the volume and level of service, manner, quality and availability at least materially consistent with how the Company or relevant Service Provider Party provided (or procured the provision of) such services for the SpinCo Business in the twelve (12) months prior to the Closing Date).

“Rebate Accrual” means the amount of any sales rebates accrued by the Company or any relevant Service Provider Party for and related to Products the Company or any relevant Service Provider Party sells to Customers under this Agreement during its Term pursuant to a Contract in accordance with the terms of a rebate or promotional program of the Company or relevant Service Provider Party applicable to such Contract and in effect as of the Closing Date (which rebate or promotional program is consistent with the practices of the SpinCo Business in the twelve (12) months prior to the Closing Date). Such rebates shall be accepted and such amounts shall be calculated in the manner used by the Company or relevant Service Provider Party for the SpinCo Business in the twelve (12) months prior to the Closing Date.

“Receivables” means, as of any date, the aggregate balance, as of such date, of all invoiced but uncollected receivables due and payable to the Company or other Service Provider Party from Customers that arose in connection with the Company’s or other Service Provider Party’s sale of any Product to the Customers pursuant to this Agreement.

“Receivables Reserve” means an amount equal to the best estimate of the amount of doubtful accounts in relation to the Receivables determined in a manner consistent with the practices of the SpinCo Business in the twelve (12) months prior to the Closing Date and in accordance with the Company’s applicable policies and procedures for the SpinCo Business.

“Receiving Party” has the meaning set forth in Section 6.17.

“Recovery” has the meaning set forth in Section 3.7.

“Report” has the meaning set forth in Section 2.6(d).

“Review” has the meaning set forth in Section 2.6(d).

“Review Firm” has the meaning set forth in the Recitals.

“Section 3.9 Credit” means an amount equal to the total amount of payments received, as of the day immediately preceding the issuance day of the final Settlement Statement pursuant to Section 2.6(a)(ii), by the Company and any relevant Service Provider Party (as applicable) from Parent and Parent’s Affiliate(s) (as applicable) pursuant to any invoice(s) issued to Parent or Parent’s Affiliate(s) in accordance with Section 3.9; provided that in no event shall such amount be greater than the Section 3.9 Holdback.

“Section 3.9 Holdback” means an amount equal to [* * *] Dollars ($[* * *]).

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Separation and Merger Agreements” has the meaning set forth in the Recitals.

“Service Provider Party” has the meaning set forth in Section 2.2.

“Settlement Statement” means a written, monthly notice prepared by the Company, pursuant to Appendix A, Accounting and Finance Services, of the TSA and applicable Law, setting forth and netting amounts due and payable between the Parties (and, if applicable, their relevant Subsidiaries) pursuant to this Agreement, the TSA, the TCMA and the Real Estate License Agreement in the applicable month. In lieu of and in addition to a Settlement Statement and as required by applicable Law or as would be consistent with local custom and practice for comparable transactions in an applicable jurisdiction, however, such monthly notice may be in the form of an invoice or other document (a “Local Statement”) issued by the Company or a Subsidiary of the Company to Parent or a designated Subsidiary of Parent as listed in Appendix B with respect to certain transactions contemplated by this Agreement in such an applicable jurisdiction.

“SpinCo” has the meaning set forth in the Recitals.

“Shutdown” has the meaning set forth in Section 2.5(e).

“Statement Date” means the first calendar day of the month in which Closing occurs.

“Subcontracting Agreement” has the meaning set forth in Section 2.1(a).

“Supported Products” means the (i) finished goods available from the SpinCo Business for sale to Customers as of immediately prior to the Closing Date and which are set up in, and subject to, the Demand Plan systems of the SpinCo Business as maintained in the systems of the Company or other relevant Service Provider Party within the twelve (12) months prior to the Closing Date (“Initial Supported Products”), (ii) finished goods available from or manufactured by or on behalf of the SpinCo Business for sale to Customers that have the same SKU number as the Initial Supported Products, and (iii) finished goods of the SpinCo Business that may be added to such systems after the Closing Date pursuant to Section 3.8.

“TDSA Contact” has the meaning set forth in Section 2.9.

“TSA” means the Transition Services Agreement (which has the meaning set forth in the Separation Agreement).

“Term” has the meaning set forth in Section 5.1.

“Third Party Primary Provider” has the meaning set forth in Section 2.2.

“Third Party Provider” has the meaning set forth in Section 2.2.

“Transition Distribution Activities” means all activities related to the Company’s or any Subsidiary of the Company’s (if applicable) shipment and sale of Products to Customers in the Country(ies) during the Term in a manner consistent with the appointment set forth in Section 2.1 and the manner in which the Company and, as applicable, the Company’s Subsidiaries shipped and sold Products for the SpinCo Business in the Country(ies) to Customers (or similarly situated Customers, in the case of Persons that become Customers after the Closing Date pursuant to Section 2.5(a)) in the twelve (12) months prior to the Closing Date. For the avoidance of doubt, the shipment and sale of Products to Customers are provided as a package offering to Parent and SpinCo under this Agreement and may not be severed for any purpose (e.g., in order to reduce the amount of the Company Compensation).

“Transition Financial Information” has the meaning set forth in Section 2.6(d)

“Uncured Breach” has the meaning set forth in Section 4.1(a).

Article 2
TRANSITION DISTRIBUTION ACTIVITIES

Section 2.1.     Transition Distribution Activities and Appointment.

(a)          Upon the terms and subject to and in consideration of the conditions set forth in this Agreement, the Company shall provide, cause its Subsidiaries to provide, or otherwise make available through Third Party Providers (in accordance with Section 2.2), for Parent and its Subsidiaries the Transition Distribution Activities for the Term indicated in Section 5.1. For purposes of performing such Transition Distribution Activities, (i) Parent appoints the Company to serve as a non-exclusive, limited distributor of Products during the Term in the Country(ies) only, and (ii) Parent and SpinCo have entered into the Subcontracting Agreement in Support of the TDSA with the Company in the form set forth in Appendix C (the “Subcontracting Agreement”) as of the date of this Agreement, and (iii) in the event any Customer requests additional assurances or guarantees from Parent related to the Company’s performance of Transition Distribution Activities with respect to such Customer pursuant to this Agreement during the Term, upon the Company’s reasonable request, Parent shall provide its reasonable cooperation as necessary to assist the Company in responding to such Customer with appropriate assurances or guarantees satisfactory to such Customer which enables the Company to continue to perform Transition Distribution Activities related to such Customer during the Term and, for the avoidance of doubt, the Subcontracting Agreement, including any amendment or addendum thereto, is an example of such assurance or guarantee.

(b)          In the event a Subsidiary of the Company provides any Transition Distribution Activities or any Transition Distribution Activities are provided to a Subsidiary of Parent, the Company or Parent, as applicable, shall (i) cause each such Subsidiary to comply with its obligations as set forth in this Agreement (including, if applicable, the performance of the Transition Distribution Activities) and (ii) remain fully responsible for its and each such Subsidiary’s compliance with their respective obligations under this Agreement and applicable Law.

Section 2.2.     The Company’s Subsidiaries and Third Party Providers. In providing the Transition Distribution Activities, the Company may (a) use its own personnel, (b) use any of its Subsidiaries and the personnel of any of its Subsidiaries, or (c) in coordination with Parent, employ the services of qualified contractors, subcontractors, vendors or other third party providers (each, a “Third Party Provider”); provided, that, Company (i) shall provide Parent with reasonable prior notice of a change in any Third Party Provider that is the primary provider of any Transition Distribution Activity (a “Third Party Primary Provider”), (ii) prior to implementing such material change with respect to a Third Party Primary Provider, shall consult with Parent in good faith to minimize any adverse effect thereof on the provision of the Transition Distribution Activities, except to the extent such material change results in the termination in whole or part of a Transition Distribution Activity provided by a Third Party Primary Provider (other than for the Company’s material breach) or a disproportionate and material negative effect on the provision of the Transition Distribution Activities shall (x) provide Parent with prompt written notice upon becoming aware of such change and (y) if possible, work around the impediment to perform the affected Transition Distribution Activities in a manner that does not create a disproportionate and material negative effect on the Transition Distribution Activities and that is consistent with Section 2.4 at no additional cost to Parent; provided, that, if, using commercially reasonable efforts, the Company is not able to provide the affected Transition Distribution Activities without accepting such material change, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Distribution Activity, (iii) the Company shall remain fully responsible for each such Third Party Provider’s compliance with its respective obligations (including its performance of the Transition Distribution Activities) under this Agreement, and (iv) the Company’s use of a Third Party Provider shall not increase the amounts payable by Parent or SpinCo under this Agreement. Each of the Company and any of its Subsidiaries or any Person used by the Company to provide Transition Distribution Activities shall be referred to as a “Service Provider Party” and be subject to and within the scope of Parent’s obligations and appointment pursuant to Section 2.1 to serve as a non-exclusive, limited distributor of Products for the Term.

Section 2.3.     Nature and Quality of Transition Distribution Activities. Each of the Parties understands and agrees that (a) the Company and its Subsidiaries, as applicable, are not in the business of performing Transition Distribution Activities for or on behalf of third parties, (b) the standard of care to which the Company and any other Service Provider Party performing Transition Distribution Activities hereunder shall be held shall be substantially the same degree of care, skill, and diligence used by the Company or its Subsidiaries, as applicable, in performing activities substantially similar to such Transition Distribution Activities for its own internal organization at the time the Transition Distribution Activities are performed, and (c) the Transition Distribution Activities shall be provided at times, quality and availability at least materially consistent with the operations of any similar business of the Company or its relevant Subsidiaries at the time the Transition Distribution Services are provided, and (b) nothing in this Agreement shall require or be interpreted in a manner that would hold the Company or its Subsidiaries to a higher degree of care, skill or diligence in providing Transition Distribution Services hereunder used by the Company or its Subsidiaries in connection with the SpinCo Business in the twelve (12) months prior to the Effective Date.

Section 2.4.     The Company’s Policies and Procedures. Except to the extent in conflict with the terms of this Agreement, the Transition Distribution Activities shall be provided by a Service Provider Party in accordance with the Company’s and any other applicable Service Provider Party’s reasonable policies and procedures that are applicable to the Company and its applicable Subsidiaries at the time the Transition Distribution Activities are provided; provided, that, any change to such policies and procedures following the Distribution shall not apply to the extent such change has a disproportionate and material negative effect on the Transition Distribution Activities. If Parent acts in a manner that is materially inconsistent with such policies or procedures, the Company shall so inform Parent and specify and provide the relevant policies or procedures to Parent, and Parent shall use commercially reasonable efforts to materially conform to the reasonable requirements included in such policies or procedures. Subject to Section 2.3, a Service Provider Party is permitted to make changes from time to time to such policies and procedures; provided, however, that any changes to such policies and procedures shall also apply to the Company or relevant Service Provider Party in the performance of activities substantially similar to the Transition Distribution Activities for its own internal organization and shall not have a disproportionate and material negative effect on the Transition Distribution Activities.

Section 2.5.     Limitations to the Company’s Obligations. In addition to any other limitation or exclusion of the Company’s obligations or liability hereunder, the Parties agree as follows:

(a)          Customers and Additional Customers. The Company or Subsidiary of the Company (if applicable) shall sell and ship Products to, and promptly accept or decline orders received from, Customers in a manner consistent with its past practices for processing similar orders or releases and selling and shipping Products for the SpinCo Business in the Country(ies) in the twelve (12) month period prior to the Closing Date; provided, that, the Company and each of its Subsidiaries shall accept all such orders unless it is unable, using commercially reasonable efforts, to fulfill such order without materially disrupting the Company Business, and, prior to declining an order, the Company shall provide Parent with written notice including the reason why such order has been declined. Parent may identify and request that the Company sell and ship Products to Persons in the Country(ies) in addition to Customers, provided that any such additional Person is located in a Country then currently served by the Company under this Agreement or in a country added to this Agreement pursuant to the last sentence of this Section 2.5(a). If the sale of Products to such additional Persons is consistent with the Company’s practices for adding new customers for the SpinCo Business, in each case, in the twelve (12) month period prior to the Closing Date, the Company shall implement such request, and shall sell and ship Products to such additional Person, which Person shall be deemed to be a “Customer” for all purposes under this Agreement, as promptly as reasonably practicable, which shall be no later than twenty (20) days following the Company’s receipt of such request (or on such other date as the Parties shall mutually agree); provided, that (i) all material order or contract terms have been agreed with such additional Person and (ii) Parent (or Parent’s Affiliate or other party designated and authorized by Parent) enters into an order or contract with such Person for the sale of Products and designates the Company or other relevant Service Provider Party to be an order fulfillment provider from which such Person can obtain Products under the order or contract during the Term and, if applicable and subject to the Company’s obligations under Section 4.3, further designates Parent (or Parent’s Affiliate or other party designated and authorized by Parent other than the Company or any of its Subsidiaries) to be the seller from which such Person shall purchase Products and the sole party responsible for all performance and any other obligations of the Company, any of its Subsidiaries, or any other Service Provider Party under the order or contract following the termination or expiration or the Term, and any Liabilities that arise solely out of such performance or obligations. For the avoidance of doubt, if, during the Term, a Customer or Parent requests that the Company or Subsidiary of the Company (if applicable) amend, extend, or renew an existing Contract with a Customer or enter into a new Contract with a Customer for the sale of Products on substantially the same terms as the existing arrangement (other than the Term of the arrangement), the Company shall promptly provide Parent notice of such request, and, in consultation with Parent and unless otherwise agreed by the Parties, accept such request. Upon the written request of Parent to add one or more countries to this Agreement, such request shall be approved by Company and the requested country(ies) shall be deemed to be “Country(ies)” for purposes of this Agreement so long as it is reasonably practicable for the Company or a Service Provider Party to provide the Transition Distribution Activities in accordance with all applicable Laws in such country(ies).

(b)          Parent as Sole Beneficiary. Parent acknowledges and agrees that the Transition Distribution Activities are provided solely for the use and benefit of Parent and its Affiliates, and solely in support of the operation of the SpinCo Business and transition of the SpinCo Business to SpinCo and Parent during the Term, and promoting the orderly transition of Customers to Parent’s sales channels for Products following the Closing, and minimizing disruption to such Customers. The Company acknowledges and agrees, on behalf of itself, its Subsidiaries and all other Service Provider Parties, that no Service Provider Party is permitted to use any Products other than in the provision of the Transition Distribution Activities or otherwise sell, provide, or make available such Products to third parties other than Customers on behalf of the SpinCo Business operated by Parent.

(c)          Other Limitations. If the volume or quantity of the Transition Distribution Activities (i) materially exceed the volumes or quantities the Company would reasonably anticipate providing to the SpinCo Business (but for the transactions contemplated by the Separation and Merger Agreements) in the ordinary course during the Term and factoring in the reasonably anticipated growth of the SpinCo Business during such period, unless such volumes, quantities or levels of the services have otherwise been agreed to in writing by the Parties in this Agreement or are set forth in the Demand Plan and (ii) the provision of such materially excessive volumes or quantities results in a material burden on the Company Business, then the Steering Committee shall consult in good faith as to whether a commercially reasonable alternative is available. If the volumes, quantities or levels of the services provided with respect to the Transition Distribution Activities during the Term result in a material increase in costs or expenses (beyond those expenses included in COGS) associated with the provision of such Transition Distribution Activity), each of Parent and the Company shall negotiate in good faith an amendment to this Agreement to account for such cost or expense increases. The Company shall not be obligated to provide, or cause to be provided, any Transition Distribution Activity in a jurisdiction where a Permit is required to perform such Transition Distribution Activity in such jurisdiction and the Company does not hold such Permit and cannot either obtain (i) such Transition Distribution Activity from a duly licensed and qualified Third Party Provider upon commercially reasonable terms or (ii) a Permit using commercially reasonable efforts and without incurring any material expenditure or other Liability; provided, however, that in each of the foregoing circumstances, the Company shall (x) provide Parent with prompt written notice upon becoming aware that it lacks a required Permit and (y) if possible, cooperate and coordinate with Parent to jointly work around the impediment to perform the affected Transition Distribution Activities in a manner that does not require a Permit and that is consistent with Section 2.3 at no additional cost to Parent. If, using commercially reasonable efforts, the Company is not able to provide the affected Transition Distribution Activity without the required Permit, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Distribution Activity.

(d)          Maintenance and Shutdowns. If the Company determines that it is necessary to temporarily suspend a Transition Distribution Activity due to the shutdown of the operation of any IT Assets, facilities, machinery, equipment or similar assets used in the performance of a Transition Distribution Activity due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements (any such event, a “Shutdown”), the Company shall provide Parent with reasonable prior written notice, which shall be provided promptly following the date established for any regularly scheduled Shutdown, of such Shutdown (including reasonable information regarding the nature and the projected length of such Shutdown), unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case the Company shall provide written notice as soon as reasonably practicable, and, in each case, thereafter the Company shall use commercially reasonable efforts to cooperate with Parent to minimize or mitigate any impact on or disruption to the Transition Distribution Activities or the SpinCo Business caused by such Shutdown, and minimize the duration of the Shutdown. Parent shall have no obligation to pay any amounts for any Transition Distribution Activities that were not received as a result of such suspension of Transition Distribution Activities. If, however, the Company or relevant Service Provider Party cannot provide such suspended Transition Distribution Activities for a period of ten (10) consecutive days due to such Shutdown, then Parent reserves the right to terminate such affected Transition Distribution Activities. In the event the obligations of the Company or relevant Service Provider Party to perform any Transition Distribution Activities shall be suspended or terminated in accordance with this Section 2.5(d), no Party shall have any Liability whatsoever to the other Party arising out of or solely relating to such suspension or termination of the Company’s or relevant Service Provider Party’s performance of such Transition Distribution Activities, except to the extent (1) resulting from a breach by a Service Provider Party of any agreement or covenant required to be performed or complied with by a Service Provider Party pursuant to this Section 2.5(d) (but subject to the other limitations on Liability set forth in this Agreement) or (2) the Shutdown was caused by Supplier’s negligence in operating the IT Assets.

(e)          Legal Compliance. No Service Provider Party shall be required hereunder to take any action (including by providing any Transition Distribution Activities) that would constitute, or that Service Provider reasonably believes would constitute, (i) a violation of any applicable Law or (ii) a material breach of Service Provider Party’s contractual obligations, or (iii) any other violation of a third party’s Intellectual Property rights; provided, however, that in each of the foregoing circumstances, Service Provider Party shall (x) provide Parent with prompt written notice upon becoming aware of such impediment and (y) if possible, work around the impediment to perform the affected Transition Distribution Activities in a manner that does not violate any applicable Law, contractual obligations or third party Intellectual Property rights and that is consistent with Section 2.4 at no additional cost to Parent. If, using commercially reasonable efforts, the Company is not able to provide the affected Transition Distribution Activity without violating applicable Law, its contractual obligations, a third party’s Intellectual Property rights, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Distribution Activity.

Section 2.6.     Settlement Statement.

(a)          Net Proceeds (if a positive amount for a given monthly period) shall be paid to Parent in accordance with the terms of this Agreement, the TSA and the TDSA, subject to the Settlement Statement process described herein and in the TSA. No later than the last calendar day of the month following (i) each month during the Term and (ii) each of the two (2) months following the last day of the month in which this Agreement is terminated or expires, Company shall deliver to Parent a Settlement Statement or in the case of a written notice in lieu of a Settlement Statement in an applicable jurisdiction, a Local Statement issued by the Company or a Subsidiary of Company to Parent or a designated Subsidiary of Parent as listed in Appendix B, each Settlement Statement and Local Statement(s) reflecting, to the extent reasonably possible at the time the Settlement Statement or Local Statement is prepared, the Net Proceeds payable to Parent for the preceding month pursuant to this Agreement (and for the avoidance of doubt, any Net Proceeds for a given month that it is not reasonably possible to include in the applicable monthly Settlement Statement or Local Statement shall be carried over and included when available in the next monthly Settlement Statement or Local Statement), and all outstanding Third Party Charges for any Transition Distribution Activities provided to Parent or relevant Subsidiary of Parent (and not previously included in a Settlement Statement or Local Statement) pursuant to this Agreement. In each case unless otherwise required by applicable Law, all Settlement Statements shall be issued in U.S. dollars and all Local Statements (if applicable) shall be issued in the relevant local currency stated in Appendix B. If applicable, to the extent any amounts used in the calculation of Net Proceeds is not expressed in U.S. dollars and need to be converted to U.S. dollars for purposes of such calculation, the Company shall convert such amount into U.S. dollars based upon the applicable foreign exchange rate reported by the foreign exchange rate services of Bloomberg using the average of each daily rate within the month applicable to the Settlement Statement or Local Statement. Upon written request by the Company’s TDSA Contact to Parent’s TDSA Contact, the Company shall make its personnel reasonably available to answer questions and provide reasonable supporting documentation (to the extent such documentation already exists or is otherwise routinely generated by the Company in the ordinary course) with respect to any Settlement Statement or Local Statement (if applicable). The Settlement Statement provided following the end of each Calendar Quarter during the Term shall be accompanied by a report setting forth, with respect to each Calendar Quarter, for each Product, customer and country: (a) the Net Sales of each Product to each Customer in each country and (b) a calculation of the Company Compensation due on such Net Sales.

(b)          No later than thirty (30) days following the date of receipt by Parent of any Settlement Statement or by Parent or a Subsidiary of Parent of any Local Statement, if the net total amount for the month set forth in such Settlement Statement or Local Statement is (i) a positive amount, the Company shall remit to Parent and, as applicable, the Company or a relevant Subsidiary of the Company shall remit to Parent or the corresponding designated Subsidiary of Parent as listed in Appendix B an amount equal to such net amount or (ii) a negative amount, Parent shall remit to the Company and, as applicable, Parent or a relevant Subsidiary of Parent shall remit to the Company or the corresponding designated Subsidiary of the Company as listed in Appendix B an amount equal to the absolute value of such net amount. Unless otherwise required by applicable Law, any payments pursuant to this Agreement with respect to a Settlement Statement shall be made in U.S. dollars and with respect to a Local Statement shall be made in the relevant local currency stated in Appendix B to the Party or relevant Subsidiary of a Party owed. Any payments due and payable pursuant to this Section 2.6 (which are not subject to an Objection Notice) and not made within the time required pursuant to this Section 2.6(b) shall be subject to late charges, calculated based on the federal funds rate in effect on the date such payments were required to be made through the date of payment. Without limiting other available remedies, the Company reserves the right to suspend, or cause to be suspended, the performance of Transition Distribution Activities under this Agreement upon failure of Parent or a designated Subsidiary of Parent to make any payment which is past due pursuant to this Agreement, which failure is determined to be a material breach of this Agreement; provided, however, that the Company must provide written notice of its intention to suspend, or cause to be suspended, performance of any such Transition Distribution Activities and provide Parent thirty (30) days to cure such failure in full. Notwithstanding anything to the contrary herein, to the extent any failure of Parent, SpinCo or its or their Subsidiaries to make any payment due pursuant to this Agreement, to the extent it is determined to be a breach of this Agreement, shall be deemed a breach solely with respect to this Agreement (and not with respect to any other Transaction Document).

(c)          If Parent or Subsidiary of Parent disputes any amount reflected in a Settlement Statement or Local Statement (if applicable), Parent or relevant Subsidiary of Parent must deliver to the Company and relevant Subsidiary of the Company as listed in Appendix B an Objection Notice no later than thirty (30) days after receiving such Settlement Statement or Local Statement. Within ten (10) days of the Company’s and relevant Subsidiary of the Company’s receipt of such Objection Notice, the TSA Contacts shall discuss in good faith a resolution of such Dispute. If, following such discussions, the TSA Contacts have not resolved such Dispute, then within ten (10) days after such discussions, the TSA Contacts shall discuss again, by telephone or in person, and members of senior management with authority to resolve such Dispute of each of the Company and Parent shall attend and participate in such discussion. If such Dispute remains unresolved following such meeting of TSA Contacts and senior management personnel, such Dispute shall be resolved pursuant to Section 6.10 (provided, that, the Negotiation Period shall be deemed to have run). Any disputed amount under this Section 2.6(c) shall be paid within thirty (30) days after the dispute has been finally resolved.

(d)          The Company shall keep materially complete information relevant to verify the accuracy of the amounts due and payable under this Agreement, the TSA and the TCMA, including with respect to the Company’s Net Proceeds under this Agreement, COGS and Standard Inventory Cost under the TCMA and Service Fees under the TSA (collectively, the “Transition Financial Information”). Parent shall have the right during the Term to request that Agreed Upon Procedures, as defined hereafter, be undertaken to verify the Transitional Financial Information (a “Review”). Upon Parent’s written request for a Review (which request shall be made no more than once annually during each year of the Term), the Company shall, at Parent’s expense (including reimbursement of the Company’s reasonable documented out-of-pocket expenses) and the Personnel Review Charges (as described below), cause a mutually agreed upon independent public accounting firm (the “Review Firm”) to (a) review such records to verify the Transition Financial Information (for a reasonable period during the Term, specified by Parent) and (b) provide to Parent and the Company a report (the “Report”) reasonably detailing their findings in connection with performing the specified procedures, including as applicable any amount of overpayment by Parent to the Company or underpayment by the Company to Parent, as applicable (collectively the “Agreed Upon Procedures”). If such Report reveals that Parent has overpaid the Company or the Company has underpaid Parent, in either case, by more than five percent (5%) for the applicable assessed period, then Company shall be fully responsible for the cost of the Review conducted hereunder, and shall (i) remit to Parent the amount of such overpayment as a credit in the next monthly Settlement Statement or, if Company is no longer delivering and remitting payments via Settlement Statements, then via direct remittance within thirty (30) days following receipt of such Report, (ii) remit to Parent the amount of any underpayment within thirty (30) days following receipt of such Report, and (iii) reimburse Parent for any Personnel Review Charges already paid by Parent in connection with such Review. If such Report reveals that Parent has underpaid the Company or the Company has overpaid Parent, in either case, by more than five percent (5%) for the applicable assessed period, then Parent shall remit to the Company the amount of such underpayment as a debit in the next monthly Settlement Statement or, if Company is no longer delivering and remitting payments via Settlement Statements, then via direct remittance within thirty (30) days following receipt of such Report; provided, for clarity, in such scenario (i) the Company shall bear its costs and expenses associated with such Review (including any Personnel Review Charges) and shall reimburse Parent for any such costs and expenses (including any Personnel Review Charges) already paid to the Company and (ii) the Company shall not seek or be entitled to any other reimbursement or payment from Parent in connection with such Review. Except as set forth in the foregoing sentences, Parent shall reimburse Company for Company’s personnel in connection with a Review, which shall be charged at a rate of $[* * *] per hour for the first 200 personnel hours of each Review, $[* * *] per hour for the next 100 personnel hours of the Review, and $[* * *] per hour for all additional personnel hours for such Review (the “Personnel Review Charges”). For avoidance of doubt the foregoing hourly rates apply per each Review conducted, and shall not be aggregated across Reviews conducted in accordance with this provision. Parent may request at any time that the Company’s personnel cease to perform work associated with a Review; provided, that if the Review Firm is unable to complete and deliver its Report because Parent so elects to cease such personnel’s performance, then the activities already undertaken in furtherance of such Review shall nevertheless satisfy the Company’s obligation to permit one such annual Review pursuant to this Section 2.6(d), unless and until Parent confirms such personnel may resume and continue work associated with such Review; provided that such resumption of work must begin no later than thirty (30) days following the date on which Parent elected to cease such personnel’s performance. Parent shall also have the right, exercisable once in the six (6) months following the last to expire or terminate of the TSA, TDSA, and TCMA, to conduct a Review with respect to the Transition Financial Information relevant to the final year of the applicable Term. For the avoidance of doubt, the Review rights set forth in this Section 2.6(d), Section 2.8 of the TSA and Section 4.9 of the TCMA are not intended to be incremental to one another, but rather one common set of Review rights, which has been replicated in each of this Agreement, the TSA and the TCMA for ease of reference.

Section 2.7.     Information, Cooperation, and Other Assistance. During the Term, Parent shall, upon request by the Company, (a) provide the Company or any other relevant Service Provider Party with all information within the control of (or reasonably available to) Parent which is reasonably necessary to perform any Transition Distribution Activities; provided, that, Parent shall not be required to disclose any information to the extent disclosure to the applicable Service Provider Party is not permitted under applicable Law or disclosure of such information is subject to any contractual restrictions which prevent Parent from disclosing such information; provided, however, if possible, the applicable Parties will seek to work around any such impediment in a manner that does not violate any applicable Law or contractual obligations or restrictions; and (b) otherwise reasonably cooperate with the Company or any other relevant Service Provider Party to the extent reasonably necessary for the performance of the Transition Distribution Activities; provided, that, in the case of (a), Service Recipient shall not incur any additional out-of-pocket costs or expenses or fees in connection with such actions. If disclosed by Parent, any Confidential Information shall be subject to Section 6.17. The Company and other relevant Service Provider Party shall not be liable for any breach of this Agreement to the extent caused by Parent’s failure to provide necessary information or cooperation in breach of Parent’s obligations in this Section 2.7.

Section 2.8.     Third Party Software Licenses. Parent agrees and acknowledges that certain Transition Distribution Activities to be performed hereunder may require that the Company or any other relevant Service Provider Party make use of third party Software or systems for the benefit of Parent in performing the Transition Distribution Activities. The Company shall use commercially reasonable efforts to secure any and all third party Consents and licenses necessary or advisable to allow a Service Provider Party to perform the Transition Distribution Activities, including those Consents and licenses required to allow Parent to access the systems of any applicable Software or technology vendor for use by the Company or any other relevant Service Provider Party during the term of this Agreement; provided, however, that (a) Parent shall be responsible for and shall pay or reimburse the Company for all incremental costs, expenses, fees, levies or charges the Company, any of its Subsidiaries, or other relevant Service Provider Party incurs in connection with obtaining such Software licenses and required Consents, in each case, to the extent incurred solely to provide, and solely attributable to, the Transition Distribution Activities, (b) the Company agrees to use commercially reasonable efforts to avoid, minimize and mitigate any such costs, expenses, fees, levies or charges and (c) neither the Company, nor any of its Subsidiaries, or other Service Provider Party shall be required to relinquish or forbear any material rights in connection with obtaining such Software licenses and required Consents. Obtaining any such necessary Software licenses and required Consents is an express condition to Company’s and Service Provider Party’s obligation to provide any Transition Distribution Activity requiring the use of such Software under this Agreement, and neither the Company nor any other relevant Service Provider Party shall be considered in breach of this Agreement for failure to provide such Transition Distribution Activity (due to the fact that the Parties were unable to acquire the necessary licenses and required Consents in accordance with the obligations of this Section 2.8); provided, that, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Transition Distribution Activities at no additional cost to Parent. To the extent that Parent or SpinCo has direct access to or use of third party Software licensed by Company, any of its Subsidiaries, or any other Service Provider Party during the term of this Agreement, each of Parent and SpinCo agrees to, and agrees to cause its Subsidiaries (as applicable) to, comply with the terms of such Software licenses which have been provided to Parent.

Section 2.9.     TDSA Contact. The Company and Parent shall each designate an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “TDSA Contact”). For the Company, the initial TDSA Contact shall be Nicholas Jepperson, Project Specialist, Integration Management Office, 3M Company (njepperson@mmm.com; 651-736-7199). For Parent, the initial TDSA Contact shall be Amy Rocklin, Vice President, General Counsel and Corporate Secretary, Neogen Corporation (arocklin@neogen.com; 517-372-9200). With respect to the Party a TDSA Contact represents, each TDSA Contact shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party on matters related to this Agreement, for making available to the other Party information and other support reasonably required for the performance of the Transition Distribution Activities in accordance with the terms of this Agreement, and for initially negotiating the resolution of any Disputes between the Parties under this Agreement. The TDSA Contacts shall meet or confer, by telephone or in person, from time to time as reasonably necessary, but no less than biweekly with a formal steering committee to meet once per month or another meeting frequency agreed by the Parties in writing, between the Closing Date and the expiration or termination of the Term in order to promote open and efficient communication regarding effective and coordinated performance of, and resolution of questions and issues related to, the Transition Distribution Activities. The Company and Parent may change their respective TDSA Contacts from time to time upon delivery of a written notice to the other Party in accordance with Section 6.3.

Section 2.10.   Parent Acknowledgment and Representations. Parent understands that the Transition Distribution Activities provided hereunder are transitional in nature and are provided for the purpose of working toward a smooth and orderly transfer of the SpinCo Business to SpinCo and Parent, and promoting the orderly transition of Customers in the Countries to Parents’ sales channels for Products following the Closing. Parent understands and agrees that neither Company nor any of its Subsidiaries is in the business of providing Transition Distribution Activities to third parties. Parent agrees that the Company shall not be responsible for any Losses to the extent resulting from Parent’s (a) failure to retain SpinCo Employees who performed critical functions of the SpinCo Business in support of any services substantially similar to the Transition Distribution Activities immediately prior to the Closing Date to continue to perform such functions to the extent necessary for Parent to continue to receive the Transition Distribution Activities (and, in the event a SpinCo Employee for any reason does not continue with SpinCo or Parent, is no longer able to perform such functions, is terminated or otherwise leaves the employ of SpinCo or Parent, or is not retained by SpinCo or Parent, to replace any such SpinCo Employee with, or assign the critical functions performed by such person to, an employee or contractor of comparable skill for the function as soon as reasonably practicable) during the Term of such comparable skill for the function as soon as reasonably practicable) during the Term of such Transition Distribution Activities, or (b) failure to employ or otherwise engage personnel to perform critical functions for the SpinCo Business to receive the Transition Distribution Activities. During the term of this Agreement, Parent agrees to work diligently and expeditiously using commercially reasonable efforts to employ or retain personnel, and establish its own logistics, infrastructure and systems, to enable a transition to its own internal organization (or employ directly the services of contractors, subcontractors, vendors, or other third party providers).

Article 3
SUPPLY OF PRODUCTS

Section 3.1.     Products. As necessary in order to provide the Transition Distribution Activities, the Company or other relevant Service Provider Party will obtain Products for sale under this Agreement from Parent or SpinCo and, as applicable, other sources for the benefit of Parent, including those Products that are:

(a)          Procured by the SpinCo Business from various vendors and suppliers as Procured Goods or Services (as defined in the TSA);

(b)          Manufactured for the SpinCo Business pursuant to the Transition Contract Manufacturing Agreement;

(c)          Obtained by the Company following Closing and, as the case may be, retained by certain Subsidiaries of the Company at Closing, that, in each case, are Initial Supported Products Inventory – Retained pursuant to Section 3.2(a);

(d)          Manufactured by the SpinCo Business at the SpinCo Real Property; and

(e)          Supported by or for the SpinCo Business.

Section 3.2.     Supply of Supported Products.

(a)           Initial TDSA Inventory. Upon completion of the transactions at the Closing contemplated by the Separation and Merger Agreements and solely for the purpose of the Company performing under this Agreement, (1) Parent and/or SpinCo shall sell to the Company or other relevant Service Provider Party (x) those Supported Products in the SpinCo Inventory located in the United States and (y) the SpinCo Inventory (exclusive of the finished goods inventory of the 3M Medical Solutions Division) located at the SpinCo Real Property, each as purchased by, and transferred to, Parent and/or SpinCo at the Closing pursuant to Section 2.2 of the Separation Agreement ((x) and (y) together, the “Initial TDSA Inventory – Transferred”), and (2) certain Subsidiaries of the Company outside the United States in certain countries (and which, with respect to this Agreement, may be Service Provider Parties) shall retain those inventories of Supported Products (if any) located at such Subsidiaries and not sold or transferred to Parent and/or SpinCo at the Closing (the “Initial Supported Products Inventory – Retained,” and the Initial TDSA Inventory – Transferred and the Initial Supported Products Inventory – Retained collectively, the “Initial TDSA Inventory”). The Company and other relevant Service Provider Parties shall retain and maintain all such Initial TDSA Inventory for use in the performance of Transition Distribution Activities for the benefit of Parent or SpinCo, and shall not use or dispose of such Initial TDSA Inventory for any other purpose. The sale of Initial TDSA Inventory – Transferred by Parent and/or SpinCo to the Company or other relevant Service Provider Parties pursuant to Section 3.2(a)(1) shall be subject to the following provisions:

(i)          Pricing. The purchase price to the Company or relevant Service Provider Party for the Initial TDSA Inventory – Transferred shall be the same value that Parent and/or SpinCo (or its Affiliate) paid to the Company or relevant Selling Subsidiary (and which, with respect to this Agreement, may be a relevant Service Provider Party) at Closing for such Initial TDSA Inventory – Transferred (the “Initial TDSA Inventory – Transferred Purchase Price”).

(ii)         Payment Terms. Payment for Initial TDSA Inventory – Transferred purchased by the Company or relevant Service Provider Party shall be due upon purchase, and payment of the Initial TDSA Inventory – Transferred Purchase Price will be by wire transfer from the Company or relevant Service Provider Party of immediately available funds to an account of Parent designated in writing by Parent to the Company immediately following the Closing. Title and ownership for Initial TDSA Inventory – Transferred shall transfer immediately to the Company or the relevant Service Provider Party upon the execution of this Agreement by the Parties.

(b)           Supply of Additional Supported Products. During the Term, Parent and/or SpinCo shall sell additional Supported Products (the “Additional Supported Products”) to the Company or other relevant Service Provider Parties solely for sale in the performance of Transition Distribution Activities pursuant to this Agreement. The sale of Additional Supported Products by Parent and/or SpinCo to the Company or other relevant Service Provider Parties pursuant to this Section 3.2(b) shall be subject to the following provisions:

(i)         Ordering. The Company’s and other relevant Service Provider Parties’ orders to Parent for Additional Supported Products shall be delivered during the Term in a manner materially consistent with the Demand Plan for each Supported Product. Such orders shall be in the currency and subject to terms customarily used in the twelve (12) month period prior to the Closing Date by the Company or relevant Service Provider Party placing the order to the extent consistent with the terms of this Agreement.

(ii)        Pricing, Payment Terms, and Shipping Terms for Additional Supported Products. The purchase price to the Company or relevant Service Provider Party for any Additional Supported Products shall be (A) in the case of Additional Supported Products manufactured at the SpinCo Real Property and purchased from Parent and/or SpinCo, COGS as recorded in the Company’s or relevant Service Provider Party’s accounting systems, (B) in the case of Additional Supported Products purchased from Parent and/or SpinCo which Parent and/or SpinCo obtained as Procured Goods or Services pursuant to the Transition Services Schedule, the Operational Expenses for such Additional Supported Products, and (C) in the case of Additional Supported Products purchased from Parent and/or SpinCo which Parent and/or SpinCo obtained pursuant to the TCMA, COGS for such Additional Supported Products pursuant to the TCMA. Payment terms shall be net seventy-five (75) days from the last day of the month in which the Billing to Customers occurred for the applicable Additional Supported Products purchased from Parent and/or SpinCo or relevant Subsidiary of Parent and/or SpinCo. Payment by the Company or relevant Service Provider Party for Additional Supported Products purchased from Parent and/or SpinCo relevant Subsidiary of Parent and/or SpinCo shall be effected through, and satisfied by, the operation of Net Proceeds as reflected in the Settlement Statement (or Local Statement(s) (if applicable)) pursuant to Section 2.6. Shipping terms for Additional Supported Products purchased from Parent and/or SpinCo or relevant Subsidiary of Parent and/or SpinCo shall be determined in a manner consistent with the manner used to determine the shipping terms for such Supported Products on an intercompany basis immediately prior to the Closing Date.

(iii)       Supported Products Inventory Levels. During the term of the Agreement, the Company will operate to maintain an aggregate finished goods inventory target of thirty (30) days of Product (as defined in the TCMA) and Supported Product demand in accordance with past business practices of the SpinCo Business and the Demand Planning business process. The Company shall not be deemed in default of this provision if such safety stock falls below the minimum threshold due to orders made by Customer (as defined in the TCMA) in excess of the Binding Forecast (as defined in the TCMA) under the TCMA; provided, the Company shall replenish such safety stock to the levels required hereunder as soon as is reasonably practicable.

(c)          Invoices. At the time the Company or the relevant Service Provider Party purchases Initial Supported Products Inventory – Transferred and all other Additional Supported Products pursuant to Section 3.2(a) or Section 3.2(b), respectively, such Initial Supported Products Inventory – Transferred and all other Additional Supported Products shall be then and there deemed to have been invoiced by Parent to the Company or relevant Service Provider Party when recorded as an asset in accordance with the Company’s or the relevant Service Provider Party’s then current financial practices and accounting systems without the need for written invoices between them, except as may be required by applicable Law, or as otherwise agreed by the Parties; provided, that, the Company or any relevant Service Provider Party shall provide a written invoice (and supporting documentation) documenting such purchase which shall be delivered contemporaneously with Company’s delivery of the first Settlement Statement (or Local Statement (if applicable)).

(d)          Product and Inventory Maintenance. Each Service Provider Party shall store and maintain the Products, materials and inventory to be used in the performance of the Transition Distribution Activities in accordance with the policies and practices of the SpinCo Business in the twelve (12) months prior to the Closing Date. Parent and its Affiliates shall not have any Liability or responsibility for any Products or inventory that are not so maintained, including any returns, Recovery, replacement or reimbursement of Customers due to any failure to store or maintain the Products in such manner.

Section 3.3.     Supply of All Other Products. During the Term, the Company or relevant Service Provider Party shall supply or provide all Products (other than Supported Products, which are covered in Section 3.2) to the extent that assets, IT Assets, facilities or employees of were used in the supply or provision of such Products in the twelve (12) months prior to the Closing, in each case, in accordance with the practices of the SpinCo Business in the twelve (12) months prior to the Closing Date and the applicable terms of any relevant Contract with a Customer for such other Products.

Section 3.4.     Product Warranty. With respect to each Supported Product (other than the Initial TDSA Inventory) sold, provided or otherwise made available by Parent and/or SpinCo to the Company or relevant Service Provider Party under this Agreement (which, for clarity, does not include any Supported Product obtained pursuant to the TCMA), Parent warrants that, at the earlier of the time it is made available, of its shipment from Parent, to the applicable Service Provider Party, (i) such Supported Product will conform to the applicable Product Specifications, (b) will be free from defects in materials and workmanship and (c) will be free of any Encumbrance at the time of sale. The warranties regarding Products of this Section 3.4 are made in lieu of all other warranties, and except as set forth in this Section 3.4, each of Parent and its Subsidiaries makes no warranty or condition, express or implied, and hereby disclaims any other warranties or conditions of any kind, including any express or implied warranty or condition of suitability, merchantability, fitness for a particular purpose, and any implied warranty arising out of a course of dealing, custom, or usage of trade. No Representative of Parent, and no other Person, is authorized to make any warranty in addition to the warranty stated in this Section 3.4.

Section 3.5.     Non-Conforming Product. A Service Provider’s sole and limited remedy with respect to any Supported Product that does not materially conform, to the warranty set forth in Section 3.4 (a “Non-Conforming Product”), is limited to, as elected by Parent in its reasonable discretion, either (a) replacement of such Non-Conforming Product, (b) correction of the defect causing the nonconformance, (c) refund of the purchase price paid for such Non-Conforming Product by the Company or relevant Service Provider Party, as applicable, if the Non-Conforming Product has not been sold to a Customer, or (c) reimbursement of reasonable amounts required to be paid by the Company or relevant Service Provider Party if the Non-Conforming Product has been sold to such Customer and rejected in good faith by such Customer due to non-conformance with the warranty set forth in Section 3.4 consistent with the policies and practices of the SpinCo Business with respect to such Customer (or similarly situated Customers in the case of Persons that become Customers after the Closing Date) or Product in effect in the twelve (12) months prior to the Closing Date, and which nonconformity the Service Provider Party was not aware of at the time of delivery to the Customer (including any facts that would give rise to such allegation); provided, that, the foregoing shall not apply with respect to products that are made under the Transition Contract Manufacturing Agreement and Initial Supported Products. The Company shall include any such undisputed amounts in its monthly calculation of Net Proceeds as reflected in the Statement or Local Statement (if applicable) issued pursuant to Section 2.6 following the expiration of the thirty (30) day inspection period (as described below). The Company shall provide Parent prompt written notice within five (5) Business Days after it becomes aware of any facts giving rise to an allegation of a Non-Conforming Product. If any such Non-Conforming Product is in the possession of or returned to the Company or relevant Service Provider Party, the Company or relevant Service Provider Party shall hold all Non-Conforming Product for thirty (30) days after it has notified Parent in writing of such non-conformance so that Parent or its designated agent may inspect such Product. During such thirty (30) day period, the Company or relevant Service Provider Party shall, if requested by Parent, at Parent’s sole cost and expense, arrange for delivery of any Non-Conforming Product to the destination specified by Parent; provided, that, if such Product is ultimately found to be in conformance with Section 3.4, such delivery (and all costs and expenses incurred in connection with such inspection) shall be at the Company’s sole cost and expense. The relevant Service Provider Party shall reasonably cooperate with Parent’s or its Subsidiaries’ investigation, including by retaining and providing such parties with samples of the allegedly Non-Conforming Product, and complying with all reasonable requests made by such parties relating to the testing of such Product or investigation of such claim. If so instructed by Parent in writing, or if no contrary instructions have been received from Parent prior to the expiration of such thirty (30) day period, the Company or relevant Service Provider Party shall destroy or dispose of such Non-Conforming Product at Parent’s sole cost and expense. The disposition of any such Non-Conforming Product in the possession of the Company or relevant Service Provider Party at the time of termination or expiration of this Agreement shall be specifically addressed in the Exit Plan consistent with this Section 3.5.

Section 3.6.     Reimbursement for Returned Product. A Service Provider Party’s sole and limited remedy with respect to any Supported Product returned to and accepted by the Company or relevant Service Provider Party consistent with the returned goods policies and practices of the SpinCo Business with respect to such Customer (or similarly situated Customers in the case of Persons that become Customers after the Closing Date) or Product in effect in the twelve (12) months prior to the Closing Date shall be reimbursement for amounts required to be paid by the Company to such Customer for return of such Supported Product; provided, that, the Company shall inform the Company of such product within five (5) Business Days of notification by the Customer that it intends to return a Supported Product (including sufficient information for the Company to determine whether such return is consistent with the foregoing return standard), and the Company can object to such return by providing written notice to Service Provider within five (5) Business Days. The Company shall include any such undisputed amounts in its monthly calculation of Net Proceeds as reflected in the Settlement Statement or Local Statement (if applicable) issued pursuant to Section 2.6. In the event the Company or relevant Service Provider Party issues an undisputed credit to a Customer for any returned Product, such credit shall be netted against any outstanding Receivable to which such credit relates, if any. The Company and the relevant Service Provider Party shall reasonably cooperate with Parent’s or its Subsidiaries’ investigation of any Product returns, including by complying with all reasonable requests made by such parties relating to the testing of such Product or investigation of such claim.

Section 3.7.     Product Recovery. If the Company or relevant Service Provider Party is required by any applicable Law or the Parties agree that it is prudent and necessary under the circumstances to institute a recovery or recall of any Non-Conforming Product (a “Recovery”), Parent shall elect to either (a) replace such Non-Conforming Product, (b) refund the purchase price paid for such Non-Conforming Product by the Company or relevant Service Provider Party, as applicable, if the Non-Conforming Product has not been sold to a Customer, or (c) reimburse the Company for reasonable amounts required to be paid by the Company or relevant Service Provider Party, as applicable, for any Non-Conforming Product has been sold to such Customer. Parent shall additionally reimburse the Company for reasonable actual out-of-pocket expenses incurred by the Company or its Subsidiaries in connection with such Recovery; provided, that, the Service Provider Parties shall be responsible for such replacement or refund, and shall not be entitled to any reimbursement by Parent or SpinCo, with respect to (i) products that are made under the Transition Contract Manufacturing Agreement or (ii) Initial Supported Products (and the Company shall reimburse Parent and/or SpinCo for reasonable amounts required to be paid by such parties in connection with any Recovery of the foregoing (i) or (ii)). Without limiting or modifying the preceding sentence, the Company or relevant Service Provider Party agrees that Parent can elect to either (x) manage the Recovery process with the relevant Service Provider Party’s assistance, or (y) have the relevant Service Provider Party manage the Recovery process in consultation with Parent regarding any such Recovery. The Company and relevant Service Provider Parties shall use commercially reasonable efforts to minimize the cost incurred in connection with such Recovery.

Section 3.8.     Adding Supported Products.

(a)          Parent may identify and request the Company to perform the Transition Distribution Activities with respect to any additional product of the SpinCo Business to the extent (i) that it is reasonably necessary to the operation of the SpinCo Business, (ii) Parent deems it necessary to effectuate the orderly consummation of the transactions contemplated under the Separation and Merger Agreements or the transition of the SpinCo Business to SpinCo and Parent and (iii) such additional product was under development by the SpinCo Business prior to the Closing Date, and (iv) the Company is reasonably capable of performing the Transition Distribution Activities with respect to such additional product. Upon Parent’s written request for such additional product which meets the criteria set forth in clauses (i) through (iii) above, the Company shall promptly perform or procure the performance of the Transition Distribution Activities for a duration reasonably requested by Parent, not to exceed the then-current Term (including any Extensions thereto), and such additional product shall be deemed to be a “Supported Product” for all purposes hereunder.

(b)          With respect to any additional product (other than those described in Section 3.8), Parent may identify and request that the Company provide the Transition Distribution Activities with respect to any such Product. If the Company is reasonably capable of providing the Transition Distribution Activities with respect to such additional product requested by Parent without undue burden on the Company, the Company shall discuss with Parent such request in good faith. If the Company agrees to provide the Transition Distribution Activities with respect to such additional product requested by Parent, then, as soon as reasonably practicable and, in any event, within sixty (60) days following the Company’s receipt of such request, such additional product shall be deemed to be a “Supported Product” for all purposes hereunder. In no event, however, shall the Company be required to consider any request to provide any Transition Distribution Activities with respect to any additional product pursuant to this Section 3.8 within sixty (60) days prior to the expiration of the Term.

Section 3.9.     Inventory Purchase and Transfer to Parent.

(a)          Promptly upon the termination of this Agreement or the expiration of the Term, Parent shall, or shall cause one or more of Parent’s Affiliates to, purchase from the Company or relevant Service Provider Party (as applicable), at the gross book value for such Supported Products and any remaining Initial TDSA Inventory, as applicable, as recorded in the Company’s or such relevant Service Provider Party’s accounting systems (in accordance with policies and practices of the SpinCo Business in the twelve (12) months prior to the Closing Date) as of the date of the termination or expiration of this Agreement, all such Supported Products and Initial TDSA Inventory, as applicable, (i) owned by the Company or Service Provider Party as a result of being obtained (or, as the case may be, retained) by the Company or Service Provider Party pursuant to this Agreement or (ii) in the case of Supported Products, returned to the Company or Service Provider Party by any Customer to the extent (1) such returned Supported Products would have been accepted by the Company or relevant Service Provider Party consistent with the returned goods policies and practices of the SpinCo Business with respect to such Customer or Supported Products in the twelve (12) months prior to the Closing Date and (2) the Company has not previously been reimbursed with respect to such returned Supported Products in accordance with Section 3.6, in each case (i) and (ii), which Supported Products conform to the applicable Product specification (and are not Non-Conforming Products). Parent or Parent’s Affiliate purchasing Supported Products or Initial TDSA Inventory, as applicable, pursuant to this Section 3.9 shall purchase Supported Products and Initial TDSA Inventory, as applicable, in the Country(ies) and in the local currency for each such country in which such Supported Products or Initial TDSA Inventory, as applicable, are located upon the termination of this Agreement or the expiration of the Term, and at that time such purchasing party shall be legally capable of purchasing Supported Products or Initial TDSA Inventory, as applicable, in such country(ies). Within sixty (60) days of the termination or expiration of this Agreement, the Company or relevant Service Provider Party (as applicable) shall separately invoice Parent or Parent Affiliate designated by Parent for any amounts owing to the Company, any of its Subsidiaries, or relevant Service Provider Party (as applicable) pursuant to this Section 3.9, with such invoice to include any Covered Taxes arising from the purchase of Supported Products or Initial TDSA Inventory, as applicable, contemplated by this Section 3.9. Parent or Parent Affiliate (as applicable) shall remit payment no later than thirty (30) days following the date of receipt by Parent or Parent Affiliate (as applicable) of any such invoice.

(b)          Parent shall also be responsible for, and pay all expenses it incurs in connection with, removing, transporting, relocating, or transferring all such Supported Products and Initial TDSA Inventory, as applicable, pursuant to Section 3.9(a) from any facility or location of the Company, any of its Subsidiaries, or any other relevant Service Provider Party during normal business hours and with the reasonable assistance and cooperation of, and in coordination with, the Company, any such Subsidiary, or such Service Provider Party, unless the Company and Parent mutually agree to alternative arrangements. Such removal, transport, relocation, or transfer shall be completed no later than sixty (60) days after the termination of this Agreement or the expiration of the Term. If such Supported Products or Initial TDSA Inventory, as applicable, have not been so removed, transported, relocated, or transferred by or for Parent within the time specified in the preceding sentence, the Company, such Subsidiary, or relevant Service Provider Party (as applicable) reserves the right, thirty (30) Business Days after providing written notice to Parent, to scrap such Supported Products (for no compensation) and Parent shall remain obligated to pay the Company or such relevant Service Provider Party (as applicable) the purchase price for such Supported Products and Initial TDSA Inventory, as applicable, pursuant this Section 3.9; provided, that, if the Company is using commercially reasonable efforts to remove, transport, relocate or transfer the Supported Products and Initial TDSA Inventory at such facility or location, Parent and the relevant Service Provider Party shall negotiate in good faith a reasonable extension to the sixty (60) day time period.

(c)          If after the termination of this Agreement or the expiration of the Term, the Company or relevant Service Provider Party receives any returned Supported Product, the Company or such relevant Service Provider Party shall, at Parent’s sole cost and expense, promptly either (i) forward such returned Supported Product to Parent, and Parent agrees to accept and arrange for the disposition of such returned Supported Product or (ii) dispose of such Supported Product, and in each case (i) and (ii) Parent agrees to respond to any Customer claims or requests related to such returned Supported Product; provided, that, if such Supported Product was provided or made available to the Customer pursuant to the Transition Distribution Activities and is returned for non-compliance with specifications, defect or other issue which is not solely attributable to such Product’s nonconformity with Parent’s warranty in Section 3.4, Parent shall reimburse the Company for all costs and expenses incurred in fulfilling this Section 3.9.

Section 3.10.   Resale Price of Products. The Company is solely responsible for establishing its sale price for Products sold to Customers under this Agreement in accordance with the terms of the applicable Contract or, if not specified therein, in a manner consistent with the past practices of the SpinCo Business for establishing prices for such Products sold to such Customers in the twelve (12) month period prior to the Closing Date; provided, that, the Company shall consult with Parent in good faith prior to making any material change to such sale price.

Section 3.11.   Taxes.

(a)          The amounts set forth herein are exclusive of all applicable stamp tax, value added tax, goods and services tax, excise tax, transfer tax, sales tax, use tax, property tax, gross receipts tax, or any similar tax, levy, assessment, tariff, duty (including customs duty), and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority, that a the Company or relevant Service Provider Party may be required to collect from Parent in connection with the Company’s or relevant Service Provider Party’s performance hereunder or that may be payable as a result of these transactions (“Covered Taxes”). For purposes of clarity, such amounts may include Net Proceeds and the Company Compensation (in the Settlement Statement or Local Statement (if applicable) pursuant to Section 2.6), the purchase price of Initial Supported Products Inventory – Transferred and Additional Supported Products (pursuant to Section 3.2(a) and Section 3.2(b), respectively), and of all other Products (pursuant to Section 3.3) (if applicable), and the purchase price of Supported Products purchased by Parent from the Company or Service Provider Party (pursuant to Section 3.9), and any other costs, expenses, charges, and amounts due hereunder. Parent shall be responsible for and pay any Covered Taxes imposed as a result of its receipt of Transition Distribution Activities, or imposed as a result of the sale or purchase of Products between the Parties pursuant to this Agreement, or imposed on it with respect to the payments due to the Company or relevant Service Provider Party hereunder. Notwithstanding the above, if the Company or relevant Service Provider Party is required by applicable Law to collect or pay Covered Taxes, the Company or relevant Service Provider Party shall either collect such Covered Taxes from Parent by collecting such Covered Taxes as separately stated in the Settlement Statement or Local Statement (if applicable) for the applicable month or, if the underlying transaction that gives rise to the Covered Taxes is not addressed in the Settlement Statement or Local Statement (if applicable), then such Covered Taxes shall be collected in a similar manner to the payment related to the underlying transaction. Covered Taxes or Taxes shall be computed transaction by transaction based on the gross amount due unless otherwise required by applicable Law, prior to any netting of actual payments in the Settlement Statement or Local Statement (if applicable). The Company or relevant Service Provider Party shall not collect any Covered Taxes for which Parent furnishes a valid and properly completed exemption certificate or other proof of exemption for which Parent may legally claim an available exemption from such Covered Tax. Parent shall be responsible for any Covered Tax, interest and penalty if such exemption certificate or other form of proof of exemption is disallowed by the Governmental Authority. Notwithstanding the foregoing, the Company shall be responsible for any Covered Taxes (but only to the extent in the nature of, or constituting penalties or interest) imposed as a result of failure to timely remit any Covered Taxes to the applicable Governmental Authority to the extent Parent timely remits such Covered Taxes to the Company or Parent’s failure to do so results from the Company’s failure to timely charge or provide notice of such Covered Taxes to Parent.

(b)          Except for any Covered Taxes pursuant to Section 3.11(a), the Parties shall make all payments to one another free and clear of, and without deduction or withholding for any other Taxes unless required to deduct or withhold by applicable Law. In the event that a Party is required to deduct or withhold Taxes (other than Covered Taxes) in connection with any payments to the other Party pursuant to this Agreement, then such Party shall duly withhold and remit such Taxes to the appropriate Governmental Authority and shall pay to the other Party the remaining net amount after the Taxes have been withheld as reflected in the Settlement Statement or Local Statement (if applicable) for the applicable month. The withholding Party shall, as soon as reasonably practicable, furnish to the other Party a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made hereunder and remittance thereof. Each Party shall provide to the other Party any certification reasonably necessary to certify a Party’s eligibility (if any) for exemption or reduction of withholding or to certify a Party’s status under the Foreign Account Tax Compliance Act or similar Law, if applicable.

(c)          The Parties shall cooperate and use commercially reasonable efforts to (i) minimize the amount of Taxes covered by Section 3.11(a) or required to be withheld under applicable Law under Section 3.11(b), (ii) claim the benefit of any exemptions or reductions in applicable rates, to the extent allowable under applicable Law, and (iii) furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, information and assistance relating to the preparation and filing of any tax return, claim for refund or other filings relating to Taxes described in Section 3.11(a) and Section 3.11(b).

(d)          Each Party shall be solely responsible for its own income taxes with respect to amounts received in connection with this Agreement.

Article 4
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES; INDEMNIFICATION

Section 4.1.     Limitation of Liability.

(a)           Limitations of Company’s Liability. Except with respect to (i) the Company’s obligations pursuant to Section 7.1(c) of the TCMA to replace, or provide a refund for, Product that does not conform to the warranty set forth in Section 7.1(a) of the TCMA and (ii) Losses to the extent caused by the Company’s willful misconduct, in the event of any performance or non-performance, or anything else, arising under this Agreement or otherwise that results in any Losses for which the Company is liable, the Company’s (together with its Subsidiaries’)) aggregate, maximum, cumulative and sole Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort, indemnity or any other legal or equitable theory) for such Losses, regardless of whether under this Agreement or under the TCMA or the TSA, in the aggregate under all such agreements shall not exceed a maximum amount of One Hundred Million Dollars ($100,000,000). Parent shall provide written notice of any claim for Losses reasonably promptly after becoming aware of the actions giving rise to such claim or Losses, and must specify the Losses amount claimed and a reasonable description of the action (including, as applicable, the Transition Distribution Activities) giving rise to the claim; provided, that, no failure to give such notice will relieve the Company (or its Subsidiaries) of any of its liability hereunder except to the extent that the Company is actually prejudiced by such failure. The Company shall not be liable in connection with this Agreement for any Losses that are punitive, special, exemplary, speculative or otherwise not reasonably foreseeable, nor for any Losses that are related to or based upon diminution of value (including any type of valuation multiple or similar theory of damages). The Company shall not be liable for any Losses that are consequential, indirect, or incidental, including loss of profits, except to the extent any such Losses result from the Company’s material breach of this Agreement that has not been cured (in accordance with this Agreement) within thirty (30) days after the Company receives written notice of such breach from Parent (an “Uncured Breach”). Notwithstanding the foregoing, if the Company has three (3) Uncured Breaches in any twelve (12) month period during the Term, the preceding sentence shall not apply to (and Losses that are consequential, indirect, or incidental, including loss of profits (whether or not deemed to be direct damages) shall be available for) any subsequent material breach. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be liable under this Agreement for any failure to the extent such failure was directly attributable to Parent’s material breach of this Agreement.

(b)          Limitations of Parent’s Liability. Except with respect to the Losses to the extent caused by Parent’s willful misconduct, in the event of any performance or non-performance, or anything else, arising under this Agreement that results in any Losses for which Parent, SpinCo or any of its or their Subsidiaries (each, a “Liable Parent Party”) is liable, the Liable Parent Parties’ aggregate, maximum, cumulative and sole Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort, indemnity or any other legal or equitable theory) for such Losses, regardless of whether under this Agreement or under the TSA or the TCMA, in the aggregate under all such agreements shall not exceed a maximum amount of One Hundred Million Dollars ($100,000,000). The Company shall provide written notice of any claim for Losses reasonably promptly after becoming aware of the actions giving rise to such claim or Losses, and must specify the Losses amount claimed and a reasonable description of the action giving rise to the claim; provided, that, no failure to give such notice will relieve a Liable Parent Party of any of its liability hereunder except to the extent that such party is actually prejudiced by such failure. No Liable Parent Party shall be liable in connection with this Agreement for any Losses that are punitive, special, exemplary, speculative, consequential or otherwise not reasonably foreseeable, nor for any Losses related to or based upon diminution of value (including any type of valuation multiple or similar theory of damages). Notwithstanding anything in this Agreement to the contrary, in no event shall a Liable Parent Party be liable under this Agreement for any failure to the extent such failure was directly attributable to the Company’s material breach of this Agreement.

(c)          The limitations of this Section 4.1 apply regardless of whether the Losses are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.

(d)          The limitations of liability of this Section 4.1 are independent of, and survive, any failure of the essential purpose of any remedy under this Agreement.

Section 4.2.     Disclaimer of Warranties and Acknowledgment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF THE COMPANY AND ITS SUBSIDIARIES MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY TRANSITION DISTRIBUTION ACTIVITIES OR ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY TRANSITION DISTRIBUTION ACTIVITIES OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. PARENT EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT), EXPRESS OR IMPLIED, OF THE COMPANY, ITS AFFILIATES, OR ANY RELEVANT SERVICE PROVIDER PARTY IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 4.2.

Section 4.3.     Indemnification.

(a)          Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries, its relevant Service Provider Parties and its respective equityholders, members, partners, agents, representatives, directors, officers, employees, successors and assigns (collectively, the “Company Indemnified Parties”) from and against, and shall pay and reimburse each of the Company Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnified Parties to the extent arising out of claims, demands, lawsuits, or other Actions made or threatened against them by any non-Affiliate third parties to the extent resulting from or relating to (i) SpinCo’s or Parent’s breach of this Agreement or (ii) SpinCo’s or Parent’s gross negligence or willful misconduct, except in each case (i) and (ii), to the extent such Losses are caused by the gross negligence or willful misconduct of any Company Indemnified Party.

(b)          The Company shall indemnify, defend and hold harmless each of Parent, its Subsidiaries and its equityholders, members, partners, agents, representatives, directors, officers, employees, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against, and shall pay and reimburse each of the Parent Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnified Parties to the extent arising out of claims, demands, lawsuits, or other Actions made or threatened against them by any non-Affiliate third parties to the extent resulting from or relating to (i) the Company’s or its Subsidiaries’ breach of this Agreement or (ii) the Company’s or Subsidiaries’ its gross negligence or willful misconduct, except in each case (i) and (ii), to the extent such Losses are caused by the gross negligence or willful misconduct of any Parent Indemnified Party.

(c)          All claims for indemnification pursuant to this Section 4.3 shall be made in accordance with the indemnification procedures set forth in this Section 4.3(c) and subject to notice to the indemnifying party in accordance with Section 6.3. If a party believes in good faith it is entitled to assert a claim for indemnification pursuant to this Section 4.3, such party shall give the other party written notice of any such claim, including a description in reasonable detail of (i) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (ii) the estimated amount of Losses that have been or may be sustained by the applicable indemnified party in connection with such claim. Any such notice shall be given promptly, generally not later than twenty (20) Business Days after the applicable party becomes aware of the facts constituting the basis for such claim; provided, however, that no failure to give such prompt written notice will relieve the indemnifying party of any of its indemnification obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure. With respect to any such claim, the indemnifying party shall have the right to assume control of the defense of such claim at its own expense with counsel of its choosing, and the indemnified party shall cooperate in good faith in such defense. If the indemnifying party elects not to control the defense of such claim, the indemnified party may control the defense of such claim with counsel of its choosing and the indemnifying party will be liable for the reasonable out-of-pocket fees and expenses of external counsel. The party that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any claim with counsel selected by it. The parties shall reasonably cooperate with each other in connection with the defense of any such claim, including by retaining, and providing to the party controlling such defense, records and information that are reasonably relevant to such claim and making available relevant employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The party that is controlling such defense shall keep the other party reasonably advised and informed of the status of such claim and the defense thereof. The indemnified party shall not agree to any settlement of such a claim for which it seeks indemnification without the prior written consent of the indemnifying party. The indemnifying party will not agree to a settlement without the prior written consent of the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each indemnified party from all Losses with respect thereto, (B) not impose any Losses (including any equitable remedies) on the indemnified party and (C) not involve a finding or admission of any wrongdoing on the part of the indemnified party.

(d)          No right of indemnification shall exist under this Agreement with respect to matters for which indemnification or coverage has been claimed and recovered under the Separation Agreement. No right of indemnification shall exist under the Separation Agreement with respect to matters for which indemnification or coverage has been claimed and recovered under this Agreement. No claim for indemnification made under this Agreement shall be denied solely because such claim was initially brought under the Separation Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement.

Article 5
TERM AND TERMINATION

Section 5.1.     Term.

(a)          This Agreement shall become effective on the Effective Date; provided that, in the event the Statement Date is different from the Effective Date, then this Agreement shall be deemed effective as of the Effective Date for accounting and Settlement Statement (including Local Statement(s) (if applicable)) purposes. Unless earlier terminated pursuant to the terms of this Agreement, this Agreement shall remain in full force and effect until the eighteenth (18) month anniversary of the Effective Date (such period including any Extension Period, as may be terminated in accordance with this Agreement, the “Term”); provided, that, upon Parent’s written notice to the Company at least fifteen (15) days prior to the end of the initial term, the Term may be extended for one (1) extension period equal to six (6) months (the “Extension Period”).

(b)          Upon expiration or notice of termination of this Agreement by any Party, upon Parent’s written request, each Service Provider Party will use its good faith efforts to perform services necessary to accomplish a transition of Transition Distribution Activities to a successor distributor as designated by Parent until the transfer to the successor distributor is completed in a time and manner which is reasonable under the circumstances, which efforts shall include making available to the successor distributor such information and materials in its possession which are proprietary to Parent and necessary to accomplish such transition or provide services similar to the Transition Distribution Activities; provided, however, that (i) no Service Provider Party shall be obligated to perform any such services more than sixty (60) days after the termination of this Agreement; (ii) Parent will promptly reimburse any Service Provider Party for any undisputed, reasonable out-of-pocket costs and expenses actually incurred by such Service Provider Party in performing such services.

Section 5.2.     Termination.

(a)          This Agreement may be terminated at any time prior to the expiration of the Term:

(i)         by the mutual written consent of the Company and Parent, with respect to this Agreement, in its entirety or in part;

(ii)        by either Party for a material breach of this Agreement by the other Party that is not cured within thirty (30) days after written notice of such material breach is delivered to such other Party by the terminating Party; provided, that, the Company may only terminate with respect to the Product or Customer directly related to such material breach;

(iii)       by Parent, in its entirety, with respect to all Transition Distribution Activities, by prior written notice delivered to the Company, which termination of such Transition Distribution Activities shall be effective on the last day of the month immediately following the month in which such notice was received by the Company and, if applicable, subject to having an Exit Plan for such Transition Distribution Activities; or

(iv)        by Parent, with respect to all Transition Distribution Activities as to (i) certain specified Customers, (ii) certain specific Products or (iii) certain specific Products solely with respect to certain specified Customers or Country(ies), in each case (i)–(iii),which termination of Transition Distribution Activities as to such Customers, Products or Country(ies) shall be effective on the last day of the month immediately following the month in which such notice was received by the Company; provided, that, to the extent any such specified Customers purchase Products which are Procured Goods and Services pursuant to Section 1 of the Transition Services Schedule, Parent shall assume full responsibility for and manage the procurement activity exclusive to such Products with respect to such Customers effective as of the effective date of the termination of Transition Distribution Activities as to such Customers pursuant to this Section 5.2(a)(iv), and the Company, its Subsidiaries, and relevant Service Provider Parties shall no longer be obligated to, and shall be relieved from, procuring such Products for Parent pursuant to Section 1 of the Transition Services Schedule for ultimate sale to such Customers as of that date; or

(v)        by a Party as otherwise (and to the extent and in the manner) specifically permitted in this Agreement by prior written notice delivered to the other Party.

(b)          Notwithstanding anything in this Agreement (including this Section 5.2) to the contrary, this Agreement shall terminate automatically in its entirety upon the termination (including termination for material breach) or expiration of the TSA.

Section 5.3.     Effect of Termination or Expiration. Upon termination or expiration of any Transition Distribution Activity or this Agreement in accordance with the terms of this Agreement, the Company and relevant Service Provider Parties shall have no further obligation to provide such terminated or expired Transition Distribution Activity or, in the case of the termination or expiration of this Agreement, this Agreement in its entirety; provided that the provisions of Sections 5.2(a)(ii), 2.6, 3.4 (excluding the first sentence), 3.9, 3.11, 5.3, 5.4, 6.1, 6.3–6.18, and Article 1 and Article 4 shall survive indefinitely the termination or expiration of this Agreement.

Section 5.4.     Sums Due. In the event of termination or expiration of this Agreement in its entirety or with respect to any Product or Customer, and without limiting any other applicable payment rights or obligations of the Parties hereunder, a Party shall be entitled to prompt payment or reimbursement of, and the other Party shall promptly pay and reimburse such Party under this Agreement, all amounts accrued or due under this Agreement with respect to such terminated or expired Product or Customer, including any Covered Taxes, as of the date of the termination or expiration.

Article 6
MISCELLANEOUS

Section 6.1.     Fees and Expenses. Except as otherwise expressly set forth in this Agreement, in any other Transaction Document or in the Separation and Merger Agreements, all costs and expenses incurred by the Parties, including fees and disbursements of counsel, financial advisors, accountants and consultant, in connection with this Agreement and the transactions contemplated by this Agreement, shall be borne by the Party that has incurred such costs and expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party prior to such termination or expiration.

Section 6.2.     Force Majeure. The obligations of the Company, or any other relevant Service Provider Party, to perform Transition Distribution Activities under this Agreement shall be suspended during the period and to the extent that the Company, or any other relevant Service Provider Party, is substantially prevented or significantly hindered or delayed from performing such Transition Distribution Activities by any cause beyond the reasonable control of the Service Provider Parties and which such party could not, by exercising substantially the same level of care and diligence with respect to such matters as it did during the twelve (12) month period prior to the Effective Date, reasonably have avoided (an “Event of Force Majeure”), including acts of God, strikes, lock-outs, other labor and industrial disputes and disturbances, civil disturbances, changes in government requirements and regulations, court orders, governmental actions, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, revolution, insurrection, riot, invasion, fire, storm, flood, explosion, earthquake, elements of nature, epidemics, pandemics (including any worsening of the COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced pursuant to bona fide COVID-19 policies adopted by the Company in an applicable region for its own internal organization after the date of this Agreement), national or regional emergency, shortage of necessary equipment, materials, power, or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In any Event of Force Majeure, (a) the Company shall give notice of such suspension to Parent, as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof, (b) the Company, or the relevant Service Provider Party, shall use commercially reasonable efforts to overcome such Event of Force Majeure, minimize and mitigate the impact of the Event of Force Majeure on the operation of the SpinCo Business, which efforts shall be no less than those used in the Company Business, and resume performance of the relevant Transition Distribution Activities as soon as reasonably practicable after the removal of such Event of Force Majeure if the Term of this Agreement has not expired and (c) the Company, or the relevant Service Provider Party, shall not prioritize activities related to shipment and sale of products or services (including allocation of distribution capacity and required resources for distribution) for any other customer or for the Company or its Subsidiary itself more highly than the Transition Distribution Activities hereunder. Parent and its Affiliates shall have no obligation to pay any amounts for any Transition Distribution Activities that were not received as a result of an Event of Force Majeure. If, however, the Company, or the relevant Service Provider Party, cannot perform such suspended Transition Distribution Activities for a period of ten (10) consecutive days due to such cause, then Parent reserves the right to terminate the affected Transition Distribution Activities. In the event the obligations of the Company to provide any Transition Distribution Activities shall be suspended or terminated in accordance with this Section 6.2, the Company, its Subsidiaries, and relevant Service Provider Parties shall not have any Liability whatsoever to Parent to the extent arising out of such suspension or termination of the Company’s, or the relevant Service Provider Party’s, performance of such Transition Distribution Activities, except to the extent resulting from a breach by the Company of any agreement or covenant required to be performed or complied with by the Company pursuant to this Section 6.2 (but subject to the other limitations on Liability set forth in this Agreement).

Section 6.3.     Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.3):

If to the Company:	3M Company

Health Care Business

3M Center, Building 220-14E-13

St. Paul, MN 55144

E-mail: Dealnotices@mmm.com

Attention: Executive Vice President

with a copy (which shall not constitute notice) to:

3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: Dealnotices@mmm.com
Attention: Assistant Secretary

If to Parent:	Neogen Corporation

620 Lesher Place

Lansing, MI 48912
E-mail: ARocklin@neogen.com
Attention: Amy Rocklin, Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Telephone: (212) 310-8000
Email: michael.aiello@weil.com; eoghan.keenan@weil.com

Attention: Michael J. Aiello; Eoghan P. Keenan

Section 6.4.     Entire Agreement. This Agreement (including the Appendices hereto), the Separation and Merger Agreements, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided, that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof (provided further that the foregoing shall in no way diminish, eliminate or alter any obligation of Parent with respect to any other Evaluation Material).

Section 6.5.     Amendment. No provision of this Agreement, including the Appendices hereto, (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.

Section 6.6.     Waivers of Default. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained herein. A waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 6.7.     Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.8.     No Third Party Beneficiaries. Except as provided in Section 4.3 with respect to the Company Indemnified Parties and Parent Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.9.     Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 6.10.   Dispute Resolution.

(a)          Any claim, disagreement, or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby (a “Dispute”) shall be resolved in the manner provided in this Section 6.10. The Parties shall attempt to resolve any Dispute by negotiating in good faith for a period of thirty (30) days after receipt by either Party of a written notice of the Dispute from the other Party (the “Negotiation Period”). The written notice shall identify, with reasonable particularity, each matter or issue that is the subject of the Dispute, a summary of the basis for the Party’s position with respect to each such matter or issue and the relief being requested by the Party. Subject to Section 6.10(b), no Party shall commence any Action in respect of any Dispute (i) until the expiration of the Negotiation Period or (ii) if the other Party has refused to participate or has not reasonably participated in the required negotiation process in good faith set forth in this Section 6.10(a).

(b)          Notwithstanding anything to the contrary provided in this Section 6.10, any Party may at any time, in connection with any Dispute, apply for temporary injunctive or other provisional judicial relief pursuant to Section 6.11(b) if, in such Party’s sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo until such time as such Dispute is otherwise resolved in accordance with this Section 6.10. Any such action pursuant to Section 6.11(b) shall not relieve any Party of its obligation to fully comply with this Section 6.10 promptly following commencement of any such action.

Section 6.11.   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including the Appendices hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          Subject to Section 6.10, Each of the Parties, on behalf of itself and the members of its Group agrees that any Action related to this Agreement, unless expressly provided therein, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). Subject to Section 6.10, by executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 6.11; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any Action contemplated by this Section 6.11 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 6.11 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 6.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

(c)          THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE APPENDICES HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 6.12.   Exclusive Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party pursuant to this Agreement shall be deemed cumulative with, and not exclusive of, any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy; provided, however, that subject to a Party’s right to bring a claim for breach of contract against the other Party arising from or related to this Agreement, such remedies provided to the Parties pursuant to this Agreement will be the sole and exclusive remedies of the Parties with respect to claims or Disputes arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including the provision of Transition Distribution Activities hereunder.

Section 6.13.   Interpretation; Construction.

(a)          The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement. The introductory paragraph, Recitals and Appendices referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Recital or Appendix but not otherwise defined or specified therein shall be defined as set forth in this Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation and Merger Agreements or constitute a waiver or release by the Company or Parent of any liabilities, obligations or commitments imposed upon them by the terms of the Separation and Merger Agreements, including the representations, warranties, covenants, agreements and other provisions of the Separation and Merger Agreements. Notwithstanding any other provision of this Agreement to the contrary, (i) to the extent that the provisions of any other Transaction Document or the Separation and Merger Agreement conflict with the provisions of this Agreement, the provisions of this Agreement shall govern with respect to the subject matter addressed hereby to the extent of such conflict or inconsistency and (ii) to the extent that the provisions of the Appendices conflict with the provisions of this Agreement, the provisions of this Agreement shall govern.

(b)          Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit,” “Annex,” “Appendix” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits, Annexes, Appendices and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (j) a reference to any Person includes such Person’s successors and permitted assigns.

(c)          The Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement.

Section 6.14.   Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 6.15.   Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other in all matters relating to, and use commercially reasonable efforts to take, or cause to be taken all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations for, the provision and receipt of the Transition Distribution Activities, including (a) exchanging information, (b) performing true-ups and adjustments, and (c) seeking all Consents and Permits necessary to permit each Party to perform its obligations hereunder; provided, however, that, except as otherwise stated herein or as mutually agreed by the Parties, no Party shall be required to relinquish or forbear any rights, or incur any out-of-pocket costs, expenses, fees, levies or charges, in connection with obtaining such Consents and Permits.

Section 6.16.   Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party shall have the power by virtue of this Agreement to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit the other Party by virtue of this Agreement. No Party shall hold itself out as having any authority or relationship in contravention of this Section 6.16.

Section 6.17.   Confidentiality. The Parties acknowledge that in connection with the provision and receipt of the Transition Distribution Activities, any Party or any of its Affiliates or its or their respective Representatives (such Party, the “Receiving Party”) may obtain access to Confidential Information of the other Party or any of its Affiliates or its or their respective Representatives (such Party, the “Disclosing Party”). Subject to Section 7.2 of the Separation Agreement solely with respect to SpinCo Confidential Information and Company Confidential Information (as each is defined in the Separation Agreement), in each case, known by either (x) Parent or the SpinCo Group or (y) the Company Group, in each case, as of the Distribution Time, the Receiving Party shall refrain from (a) using any Confidential Information of the Disclosing Party except for the purpose of providing or directly supporting the provision of Transition Distribution Activities and (b) disclosing any Confidential Information of the Disclosing Party to any Person, except to such Receiving Party’s Affiliates and its and their respective Representatives and independent contractors as is reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only if such Persons are subject to use and disclosure restrictions consistent with those set forth herein). In the event that the Receiving Party is required by any applicable Law to disclose any such Confidential Information, the Receiving Party shall (x) to the extent permissible by such applicable Law, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement, (y) disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable Law to be disclosed and (z) use commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information (at the Disclosing Party’s sole cost and expense). With respect to Representatives of Parent or any of its Affiliates that, prior to the Closing, were Representatives of the Company or any of its Affiliates, nothing in this Section 6.17 shall vitiate such Representative’s confidentiality obligations owed to the Company or any of its Affiliates (or, if applicable Parent and its Affiliates) as a consequence of such Representative’s former relationship with the Company or any of its Affiliates.

Section 6.18.   Access to IT Assets. If any Party or its Affiliates, or its or their employees (including SpinCo Employees) or contractors have access (either on-site or remotely) to the IT Assets in relation to the Transition Distribution Activities such Party shall (a) limit such access solely to the use of such IT Assets for purposes of the Transition Distribution Activities and shall not access or attempt to access the IT Assets other than those required for the Transition Distribution Activities, (b) use IT Assets in accordance with the granting party’s reasonable rules, policies, and procedures applicable to such granting party (with respect to Company as the accessing party, copies of which have been provided to SpinCo Employees via the Company’s intranet site) and in accordance with all applicable Laws, (c) with respect to any facility (including any SpinCo Real Property) in which such IT Assets are located, maintain reasonable security and access control and (d) not extract or share any data from the IT Assets except for purposes of the Transition Distribution Activities and in the case of SpinCo, solely as requested and directed by the Company and in accordance with Schedule 4.1 of the Separation Agreement, and (e) not introduce any Malicious Code into the IT Assets. The accessing party shall limit access to the IT Assets to only its or Affiliates’ employees or contractors that the Parties mutually agree have a need to have such access in connection with the Transition Distribution Activities; provided, that, SpinCo Employees and contractors who had access to such IT Assets during the month prior to the Closing Date or to such other employees and contractors of SpinCo or its Subsidiaries replacing any such SpinCo Employees and contractors pursuant to Section 2.10 will be deemed to have a bona fide need to have such access in connection with the Transition Distribution Activities; and provided, further, that any such other employees and contractors of the accessing party granted such access complete reasonable training required by the Company on the permitted and proper access and use of the applicable IT Assets (which training shall be promptly provided to such employees and contractors by the granting party). The accessing party will promptly notify the granting party of the termination of any employee or contractor of the accessing party with a user identification number for the IT Assets and inform each such terminated employee or contractor that their access to and use of IT Assets has been revoked. The accessing party will return all tangible IT Assets used by such terminated employee or contractor to the granting party no later than fourteen (14) days after termination of such employee or contractor. All user identification numbers and passwords disclosed pursuant to this Agreement to and any information obtained by the accessing party as a result of its access to and use of the IT Assets which is confidential or proprietary shall be deemed to be, and treated as, Confidential Information hereunder. The accessing party’s employees and contractors shall not share or disclose their user identification numbers and passwords to any other employee or contractor of Parent or its Subsidiaries or to any third party. The accessing party is responsible for its and its Subsidiaries’ employees’ and contractors’ use and misuse of the IT Assets. The granting party may revoke the access of an employee or contractor of the accessing party in the event of an actual or reasonably suspected material violation of this Agreement or the granting party’s applicable policies or procedures by such employee or contractor, which violation is likely to cause a security issue or vulnerability or other adverse effect on the functionality of the IT Assets, and which polices and procedures have been made available to such employee or contractor before such violation. The accessing party shall cooperate with the granting party in the investigation of any actual or suspected unauthorized access to any of the IT Assets (at the granting party’s sole cost and expense). The accessing party shall cooperate with the granting party in the investigation of any actual or suspected unauthorized access to any of the IT Assets (at the granting party’s sole cost and expense). If the accessing party becomes aware of its or its Subsidiaries’ employee’s or contractor’s noncompliance with any of the requirements set forth in this Section 6.18, the accessing party shall (x) promptly notify the granting party in writing and provide a reasonable description of such noncompliance and (y) promptly cooperate with the granting party’s reasonable requests in connection with its investigation and mitigation of any adverse effects to the IT Assets due to such noncompliance.

Section 6.19.   Transition Distribution Activities Exit Plan. For the convenience of Parent and in order to promote a smooth and orderly wind down and transition to Parent, SpinCo or the appropriate party of the Transition Distribution Activities upon the termination or expiration of this Agreement, representatives of Parent, SpinCo and the Company shall meet or confer, in person or by telephone, as reasonably necessary (but no less than weekly during the period that the Agreement Term and the term of the TSA are concurrent, and no less than biweekly thereafter) to jointly plan in good faith the wind down and service exit activities that will need to be managed or completed in preparation for the termination or expiration of each the Products under this Agreement. These activities shall be reflected in a written service exit plan (the “Exit Plan”) prepared by Customer and delivered to Supplier no later than ninety (90) days before the expiration or termination of this Agreement. The Service Provider Parties shall not be responsible or liable for any inconvenience, loss, or damages to Parent or SpinCo directly resulting from Parent or SpinCo’s failure to prepare or deliver the Exit Plan (except to the extent such failure is due to Service Provider’s failure to meet, confer or assist with the preparation of the Exit Plan).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

3M COMPANY

By:
Name:
Title:

PARENT

NEOGEN CORPORATION

By:
Name:
Title:

SPINCO

GARDEN SPINCO CORPORATION

By:
Name:
Title: